Exhibit 99.1

MULTI-COLOR CORPORATION ANNOUNCES MANAGEMENT CHANGE

SHARONVILLE, Ohio, August 18, 2008/PRNewswire-FirstCall/ — Multi-Color Corporation (NASDAQ: LABL) (“Multi-Color”) announced today the departure of Donald E. Kneir, President, North American Business Unit.

Frank Gerace, President and Chief Executive Officer of Multi-Color Corporation said, “I thank Don for his tireless commitment and contributions to the Company. We have benefited greatly from his experience and wish him the very best in his future endeavors.”

Kneir’s responsibilities will be assumed by Gerace until a successor is named.

About Multi-Color Corporation ( http://www.multicolorcorp.com )

Sharonville, Ohio based Multi-Color Corporation provides leadership in Global Label Solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color has grown to support the world’s most prominent brands including leading producers of Health & Beauty, Food & Beverage, Personal Care, Automotive and Household Brands. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and has grown to become the world’s largest and most awarded pressure sensitive Wine & Spirits label printer. Multi-Color is now the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the U.S., 5 in Australia and 1 in South Africa.

Contact:

Lesha K. Spahr

Vice President, Human Resources

Multi-Color Corporation

513-345-1104